Exhibit 99.1

SCWorx Receives Nasdaq Hearings Panel Decision Granting the Company’s Request to Continue its Listing on the Nasdaq Stock Market, Subject to Compliance Conditions

MIDDLETON, MA, June 23, 2026 (GLOBE NEWSWIRE) -- SCWorx Corp. (“SCWorx” or the “Company”), a provider of data normalization and supply chain solutions for the healthcare industry, today announced that it has received a decision from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request to continue its listing on The Nasdaq Stock Market, subject to satisfaction of certain conditions. By way of background, trading in the Company’s common stock was suspended on April 14, 2026 because the Company failed to meet the requirements of Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share (the “Bid Price Rule”).

Under the terms of the Panel’s decision, SCWorx must comply with the following conditions, in order for trading of its common stock to be reinstated on Nasdaq: (i) on or before July 22, 2026, we must obtain shareholder approval for a reverse stock split, at a ratio sufficient to achieve a post-split price reasonably expected to sustain compliance with the Bid Price Rule; (ii) on or before August 3, 2026, we must effect a reverse stock split; and (iii) on or before August 28, 2026, we must demonstrate compliance with the Bid Price Rule by evidencing a closing bid price at or above $1.00 per share for a minimum of 20 consecutive trading days.

If the Company does not satisfy the Panel’s conditions by the applicable deadlines, its common stock would be delisted from Nasdaq and trading on Nasdaq would not be reinstated, in which case its common stock would continue to be quoted on OTC Markets, subject to compliance with applicable OTC Market rules.

The Panel reserved the right to reconsider the terms of the exception it granted the Company, should any developments arise that, in the Panel’s judgment, make continued listing of the Company’s securities inadvisable or unwarranted.

Under applicable Nasdaq Rules, the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review the Panel Decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel.

“We appreciate the Panel’s consideration and the opportunity to continue our Nasdaq listing while we execute our compliance plan,” said Tim Hannibal, President and Chief Executive Officer of SCWorx. “Maintaining our Nasdaq listing remains a strategic priority as we continue to focus on expanding customer and partner relationships, advancing our healthcare supply chain data management platform, including through the use of artificial intelligence, and creating long-term value for shareholders.”

The Company intends to take all actions necessary to satisfy the conditions established by the Panel and will continue to keep investors informed regarding its progress.

Pending potential reinstatement of trading, which is subject to satisfaction of the Panel’s compliance conditions, the Company has received approval from OTC Markets to have its common stock quoted on the OTCQB Market.

About SCWorx Corp.

SCWorx has created and markets solutions that improve the accuracy, interoperability and utilization of information within healthcare provider organizations. SCWorx’s solutions enable healthcare organizations to simplify data management, improve supply chain performance, support ERP implementations, and drive operational efficiencies through advanced data normalization and analytics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding the Company’s ability to achieve or sustain the $1.00 bid price (particularly given the illiquidity of the OTC Markets), meet the deadlines imposed by the Nasdaq Hearings Panel, satisfy the other conditions imposed by the Nasdaq Hearings Panel, maintain its Nasdaq listing, execute its business strategy, and achieve future growth. Actual results may differ materially from those projected in such forward-looking statements due to various risks and uncertainties. Readers are encouraged to review the Company’s filings with the Securities and Exchange Commission for a discussion of these and other risk factors. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Investor Relations Contact:

SCWorx Investor Relations

ir@scworx.com